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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF OPTON HANDLER FEILER & LANDAU, LLP]

January 23, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


     RE:  AstroPower, Inc.
          Registration No. 333-42591 on Form S-1
          filed on December 18, 1997


Gentlemen:

We refer to the Registration Statement on Form S-1, Registration No. 333-42591 (the "Registration Statement") filed by AstroPower, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on December 18, 1997, relating to the issuance by the Company of a maximum of 3,105,000 shares of Common Stock, par value $ .01 per share (the "Common Stock").

We have reviewed the Form of Amended and Restated Certificate of Incorporation and form of Amended and Restated By-Laws of the Company, (both of which are to become effective as of the effective date of the Registration Statement), records of certain of the Company's corporate proceedings as reflected in the Company's minute books and have examined such authorities and statutes as we have deemed relevant to the opinion set forth hereinafter.
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Securities and Exchange Commission
January 23, 1998
Page Two



Based upon the foregoing, it is our opinion that:

     The maximum of 3,105,000 shares of Common Stock proposed to be issued by the Company will, when issued pursuant to, and in the manner contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.


We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus which forms a part thereof.



Respectfully submitted,

OPTON HANDLER FEILER AND LANDAU, LLP


/s/ Peter Landau
----------------
Peter Landau

PL:jm